Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Executive Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX ANNOUNCES APPOINTMENT OF

MARK SIRGO TO BOARD OF DIRECTORS

RALEIGH, NC, February 6, 2008 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the appointment of Mark A. Sirgo, Pharm. D., to the Company’s Board of Directors.

Dr. Sirgo has over 25 years pharmaceutical industry experience spanning clinical drug development, executive management, business development, marketing and sales. He currently serves as President and Chief Executive Officer of BioDelivery Sciences International (NASDAQ:BDSI), and previously held positions with Arius Pharmaceuticals, Pharmaceutical Product Development (PPD) and GlaxoSmithKline. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science.

“We are very pleased to welcome Mark to the Salix Board,” commented John Chappell, Chairman, Salix Pharmaceuticals. “Mark’s depth and breadth of experience and skills, particularly his proven abilities in the oversight and execution of clinical development, should serve the Board and Company well. We look forward to Mark’s contributions.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide disodium) Capsules 750 mg, XIFAXAN® (rifaximin) tablets 200 mg , OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® Azathioprine Tablets, USP, 75/100 mg , ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. Current development projects include balsalazide tablet, metoclopramide-Zydis®, encapsulated mesalamine granules, vapreotide acetate, and rifaximin for additional indications.

For full prescribing information on Salix products, please visit www.salix.com or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP.”

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, potential generic and other competition, market acceptance for approved products, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.